                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                  SEITEL, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                  SEITEL, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              TO BE HELD WEDNESDAY

                                 JULY 29, 1998

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Seitel, Inc. (the "Company") to be held on Wednesday, July 29, 1998, at 9:00 a.m. at the Company's Headquarters, 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, for the following purposes:

     1. To elect nine directors to serve until the 1999 Annual Meeting;

     2. To approve proposed amendments to the Company's Non-Employee Directors' Stock Option Plan;

     3. To approve the appointment of Arthur Andersen LLP as independent certified public accountants for the Company for the year ending December 31, 1998; and

     4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only stockholders of record at the close of business on June 1, 1998, will be entitled to notice of and to vote at the meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares will be represented at the meeting.

                                            By Order of the Board of Directors,

                                            Debra D. Valice
                                            Corporate Secretary

June 26, 1998
Houston, Texas

                                  SEITEL, INC.
                      50 BRIAR HOLLOW LANE, 7TH FLOOR WEST
                               HOUSTON, TX 77027
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Wednesday, July 29, 1998, and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the Secretary of the Company, or by a later dated proxy delivered to the Secretary of the Company at any time before the voting, or by appearing at the meeting and voting in person. The proxy, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specifications have been indicated will be voted (i) in favor of the nominees for members of the Board of Directors of the Company named in item 1 of the proxy, (ii) in favor of the amendments to the Company's Non-Employee Directors' Stock Option Plan, and (iii) for approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

     The Board of Directors has fixed the close of business on June 1, 1998, as the record date for the meeting. On that date, the Company had outstanding 22,625,140 shares of Common Stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. The election of directors will require the favorable vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Approval of the amendments to the Non-Employee Directors' Stock Option Plan and of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998, will require the favorable vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes have no effect on the election of directors since directors are elected by a plurality vote. With respect to the other proposals to be decided at the meeting, abstentions are counted as a vote against a proposal, and broker non-votes (and other limited proxies), although considered present for quorum purposes, are not considered part of the voting power present at the meeting with respect to that proposal.

     The principal executive offices of the Company are at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027. The proxy statement and form of proxy are being sent to stockholders on or about June 29, 1998.

                             ELECTION OF DIRECTORS

     At the meeting, nine directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the nine nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

              NAME                AGE      POSITION(S) WITH THE COMPANY       DIRECTOR SINCE
              ----                ---      ----------------------------       --------------
Herbert M. Pearlman.............  65    Chairman of the Board of Directors         1982
Paul A. Frame...................  51    Chief Executive Officer, President         1986
                                          and Director
Horace A. Calvert...............  44    Chief Operating Officer, Executive         1987
                                          Vice President and Director
David S. Lawi...................  62    Chairman of the Executive Committee        1982
                                          and Director
Debra D. Valice.................  41    Chief Financial Officer, Senior            1995
                                        Vice President of Finance,
                                          Treasurer, Corporate Secretary
                                          and Director
Walter M. Craig, Jr.............  44    Director                                   1987
William Lerner..................  64    Director                                   1985
John E. Stieglitz...............  67    Director                                   1989
Fred S. Zeidman.................  51    Director                                   1997

     Herbert M. Pearlman, a co-founder of Seitel, Inc., has been a director of the Company since 1982, and Chairman of the Company's Board of Directors since 1987. He has served as President, Chief Executive Officer and a Director of Helm Resources, Inc. ("Helm"), an American Stock Exchange listed company with equity interests in diverse businesses, since 1980, and in June 1984, he became Helm's Chairman of the Board. Since March 1984, Mr. Pearlman has been Chairman of Intersystems, Inc. ("Intersystems"), an American Stock Exchange listed company engaged in providing services to the thermoplastic resins industry. Since June 1990, Mr. Pearlman has served as Chairman of Unapix Entertainment, Inc. ("Unapix Entertainment"), an American Stock Exchange listed company engaged in multi-media entertainment.

     Paul A. Frame has been Chief Executive Officer of the Company since July 1992 and President since January 1987. He was Executive Vice President of the Company from January 1985 until his appointment as President. He was hired by the Company in August 1984 as Vice President of Marketing. Since December 1996, Mr. Frame has been a Director of Eagle Geophysical, Inc. ("Eagle"), a NASDAQ listed company engaged in providing seismic data acquisitions services to the oil and gas industry, and Chairman of the Executive Committee of Eagle's board of directors since August 1997.

     Horace A. Calvert has been Chief Operating Officer of the Company since July 1992 and Executive Vice President since January 1987. In March 1993, Mr. Calvert was appointed President of DDD Energy, Inc., a wholly-owned subsidiary of the Company engaged in the exploration and development of oil and gas reserves. From January 1985 until his appointment as Vice President in May 1986, he was the Company's Chief Geophysicist.

     David S. Lawi has been Chairman of the Company's Executive Committee since March 1987. He also was Assistant Secretary of the Company from May 1986 until June 1987 and from June 1989 until July 1993. Mr. Lawi has been Treasurer, Corporate Secretary and a Director of Helm since 1980, Chairman of Helm's Executive Committee since October 1997, and he was its Executive Vice President from 1980 through 1992. Since March 1984, Mr. Lawi has been a Director of Intersystems and, since 1985, he has been Chairman of Intersystems' Executive Committee. Since June 1990, Mr. Lawi has been a Director of Unapix Entertainment and, since January 1993, Chairman of its Executive Committee, its Treasurer and Secretary.

     Debra D. Valice, CPA, is the Company's Chief Financial Officer, Senior Vice President of Finance, Treasurer and Corporate Secretary. Ms. Valice has been the Company's Chief Financial Officer since February 1987, and was the Company's Chief Accounting Officer from March 1986 until February 1987. Ms. Valice was elected as a director of the Company in November 1995.

     Walter M. Craig, Jr. has provided legal and business advice to the Company, from time to time, since 1984. Since 1993, he has been President of both the Mezzanine Financial Fund, L.P., and Core Capital, Inc. Both enterprises are engaged in making capital available to small and mid-market companies based on the value of their assets. He has served as Executive Vice President and Chief Operating Officer of Helm since August 1992. From 1984 to 1992, he was Senior Vice President of Business and Legal Affairs of Helm. Since April 1993, Mr. Craig has been a Director of Unapix Entertainment.

     William Lerner is Chairman of the Company's Audit Committee and a member of the Company's Compensation and Stock Option Committee. Since January 1990, Mr. Lerner has been engaged in the private practice of law. From May 1990 until December 1990, he was General Counsel to Hon Development Company, a California real estate development company. From June 1986 until December 1989, Mr. Lerner was Vice President and General Counsel of The Geneva Companies, Inc., a financial services company engaged in counseling privately owned middle-market companies. Since 1985, he has been a Director of Helm. Mr. Lerner is also a Director of Rent-Way, Inc., a NASDAQ listed company headquartered in Pennsylvania that operates a chain of rental-purchase stores, and Micros-to-Mainframes, Inc., a NASDAQ listed company headquartered in New York that provides advanced technology communications products and systems integration and internet services to Fortune 2000 companies.

     John E. Stieglitz is Chairman of the Company's Compensation and Stock Option Committee and a member of the Company's Audit Committee. He is Chairman Emeritus of Conspectus, Inc., a privately held company, formed in 1976, engaged in providing services in the area of executive recruitment. He served as President of Conspectus, Inc. from 1976 to 1996. Mr. Stieglitz is also a Director of Helm and Intersystems.

     Fred S. Zeidman is a member of the Company's Audit Committee and Compensation and Stock Option Committee. Mr. Zeidman has served as President, Chief Executive Officer, and a Director of Intersystems since July 1993. He also served as President of Interpak Terminals, Inc., a wholly-owned subsidiary of Helm engaged in the packaging and distribution of thermoplastic resins, from July 1993 until its sale in July 1997. Mr. Zeidman served as Chairman of Unibar Energy Services Corporation, one of the largest independent drilling fluids companies in the United States, from 1985 to 1991. From April 1992 to July 1993, Mr. Zeidman served as President of Service Enterprises, Inc., which is primarily engaged in plumbing, heating, air conditioning and electrical installation and repair. From 1983 to 1993, Mr. Zeidman served as President of Enterprise Capital Corporation, a federally licensed small business investment company specializing in venture capital financing. Mr. Zeidman also serves as a Director of Heritage Bank.

                               EXECUTIVE OFFICERS

     All of the Company's executive officers are also directors. Officers serve at the discretion of the Board.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     During 1997, the Company's Board of Directors held two meetings. All of the directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board on which he served during 1997.

     The Board of Directors has a standing Audit Committee, Compensation and Stock Option Committee, and Executive Committee. The Board of Directors does not have a Nominating Committee.

     During 1997, the Audit Committee was comprised of Messrs. Stieglitz and Lerner for the entire year, William Lurie until August 1997 when he retired from the Company's Board, and Mr. Zeidman beginning November 1997. The Audit Committee held one meeting during 1997. The functions of the Audit Committee are to select the independent public accountants of the Company, to review with them the Company's financial statements, to review the Company's financial systems and controls and to oversee other matters relating to the integrity of the Company's finances and financial statements as the Committee may consider appropriate.

     During 1997, Messrs. Pearlman, Frame, Calvert and Lawi acted as the Executive Committee. The function of the Executive Committee is to act on an interim basis for the full Board. The Executive Committee did not meet officially separately from the entire Board of Directors during 1997.

     During 1997, the Compensation and Stock Option Committee ("Compensation Committee") was comprised of Messrs. Stieglitz and Lerner for the entire year, William Lurie until August 1997 when he retired from the Company's Board, and Mr. Zeidman beginning November 1997. The Compensation Committee reviews and recommends to the Board of Directors the compensation, promotion and employment agreements of officers of the Company, the terms of any proposed employee benefit arrangements, and the granting of awards under such arrangements. The Compensation Committee held 18 meetings during 1997.

                              BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of June 15, 1998, by (i) persons known to the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each of the Company's directors (iii) each of the named executive officers, and (iv) all directors and executive officers of the Company as a group.

NAME AND ADDRESS                                   AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP(1)(2)   PERCENTAGE OF CLASS
-------------------                             --------------------------   -------------------
Paul A. Frame, Jr.............................          1,476,919(3)                 6.2%
50 Briar Hollow Lane, 7th Floor West
Houston, TX 77027
Horace A. Calvert.............................          1,265,349(4)                 5.4%
50 Briar Hollow Lane, 7th Floor West
Houston, TX 77027
Driehaus Capital Management, Inc..............          1,241,170                    5.5%
25 East Erie Street
Chicago, IL 60611
Herbert M. Pearlman...........................            846,105(5)                 3.6%
537 Steamboat Road
Greenwich, CT 06830
David S. Lawi.................................            562,485(6)                 2.4%
537 Steamboat Road
Greenwich, CT 06830
Debra D. Valice...............................            201,811(7)                   *
50 Briar Hollow Lane, 7th Floor West
Houston, TX 77027
Walter M. Craig, Jr...........................             62,071(8)                   *
2 Bridge Avenue
Redbank, NJ 07701
William Lerner................................             23,170(9)                   *
423 East Beau Street
Washington, PA 15301

NAME AND ADDRESS                                   AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP(1)(2)   PERCENTAGE OF CLASS
-------------------                             --------------------------   -------------------
John E. Stieglitz.............................             14,000(9)                   *
Conspectus, Inc.
222 Purchase Street
Rye, NY 10580
Fred S. Zeidman...............................              8,000                      *
2104 Chilton
Houston, TX 77019
All directors and executive officers as a
  group (9 persons)...........................          4,459,910(10)               17.2%

---------------

  *  Less than 1%

 (1) Except as otherwise noted, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

 (2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

 (3) Includes 228,384 and 930,438 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $2.78 to $21.50 per share, and the exercise prices of the common stock purchase warrants range from $12.00 to $20.50 per share.

 (4) Includes 393,404 and 465,418 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $2.78 to $20.50 per share, and the exercise prices of the common stock purchase warrants range from $6.53 to $20.50 per share.

 (5) Includes 305,123 and 292,126 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $12.56 to $21.50, and the exercise prices of the common stock purchase warrants range from $12.00 to $20.50 per share.

 (6) Includes 271,789 and 187,270 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $12.56 to $21.50, and the exercise prices of the common stock purchase warrants range from $12.00 to $20.50 per share.

 (7) Includes 110,746 and 42,460 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $12.56 to $20.50 per share, and the exercise price of the common stock purchase warrants is $13.56 per share.

 (8) Includes 61,304 shares which may be acquired from the Company within 60 days upon exercise of common stock purchase warrants. The exercise prices of the common stock purchase warrants range from $16.00 to $21.44 per share.

 (9) Includes 14,000 shares which may be acquired from the Company within 60 days upon exercise of options at exercise prices ranging from $14.56 to $15.25 per share.

(10) Includes an aggregate of 3,316,462 shares which may be acquired from the Company within 60 days upon exercise of 1,337,446 options and 1,979,016 common stock purchase warrants, respectively, by the group of nine persons which comprises all executive officers and directors. The exercise prices of the options range from $2.78 to $21.50 per share, and the exercise prices of the common stock purchase warrants range from $6.53 to $21.44 per share.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "Named Executive Officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                                   COMPENSATION
                                                         ANNUAL COMPENSATION                          AWARDS
                                      ----------------------------------------------------------   ------------
                                                                                    OTHER             STOCK
                                                                   EAGLE            ANNUAL           OPTIONS/        ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)(1)   BONUS($)(2)   COMPENSATION($)(3)     SARS(#)      COMPENSATION($)
 ---------------------------   ----   ---------   -----------   -----------   ------------------   ------------   ---------------
Paul A. Frame................  1997   $144,878    $  905,099    $2,282,500        $1,301,809         932,160         $104,764(4)
  Chief Executive Officer      1996   $141,898    $1,457,603            --        $1,204,334         148,600         $ 87,998
  and President                1995   $139,870    $  806,094            --        $  766,456         117,984         $ 41,358
Horace A. Calvert............  1997   $144,878    $  903,598    $1,455,811        $1,301,809         378,882         $104,764(4)
  Chief Operating Officer and  1996   $141,898    $1,457,603            --        $1,205,834         136,498         $ 87,998
  Executive Vice President     1995   $139,870    $  806,094            --        $  766,456         161,612         $ 41,358
Herbert M. Pearlman..........  1997   $128,438    $1,183,947    $1,819,763                --         393,874         $104,764(4)
  Chairman of the              1996   $124,818    $1,486,168            --                --         124,582         $ 88,654
  Board of Directors           1995   $121,182    $  815,712            --                --         199,898         $ 41,358
David S. Lawi................  1997   $ 64,892    $  591,975    $  909,881                --         293,874         $104,764(4)
  Chairman of the Executive    1996   $ 60,588    $  749,085            --                --         124,582         $ 87,998
  Committee                    1995   $ 58,823    $  407,856            --                --         141,852         $ 41,358
Debra D. Valice..............  1997   $138,583    $  270,833    $  502,713                --         142,762         $ 70,816(4)
  Senior Vice President of     1996   $113,519    $  358,332            --                --         142,570         $ 58,861
  Finance, Treasurer and       1995   $111,896    $  333,333            --                --          69,384         $ 28,959
  Corporate Secretary

---------------

(1) Includes bonuses based on the Company's pre-tax profits, excluding the gains related to the spin-off of the Company's former wholly-owned subsidiary, Eagle Geophysical, Inc. ("Eagle"), and including a discretionary bonus for Ms. Valice of $125,000. For Messrs. Frame and Calvert and Ms. Valice, also includes 1997 bonuses based on the Company's 1992 stock performance plan of $79,167, $79,167 and $20,833, which represented the final installment of the bonus. No further payments are required to be made under this one-time bonus plan.

(2) Includes contractual bonuses based on the Company's pre-tax profits related to the spin-off of Eagle for Messrs. Frame, Calvert, Pearlman, and Lawi, an additional bonus for Mr. Frame of $826,690 related to the spin-off of Eagle, and a discretionary bonus for Ms. Valice of $502,713 related to the spin-off of Eagle.

(3) Includes commissions based on sales.

(4) Includes amounts paid pursuant to a program (the "Incentive Compensation Program") whereby between 2 1/2% and 5% of the revenue generated annually by seismic creation programs that have fully recouped their direct costs is distributed to certain officers and key employees, and amounts contributed by the Company to its 401(k) Savings Plan (the "401(k) Plan") on behalf of such named executive officers as discretionary and matching contributions. Includes $100,014 contributed by the Company pursuant to its Incentive Compensation Program for Messrs. Frame, Calvert, Pearlman and Lawi, and $66,066 for Ms. Valice. Also includes $4,750 contributed by the Company as 401(k) Plan matching contributions for each of the Named Executive Officers.

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1997 to each of the Named Executive Officers.

                           OPTION/SAR GRANTS IN 1997

                                          INDIVIDUAL GRANTS
                       -------------------------------------------------------
                                        PERCENT                                            POTENTIAL REALIZABLE VALUE
                        NUMBER OF       OF TOTAL                                           AT ASSUMED ANNUAL RATES OF
                        SECURITIES    OPTIONS/SARS                                          STOCK PRICE APPRECIATION
                        UNDERLYING     GRANTED TO      EXERCISE                                FOR OPTION TERM(7)
                       OPTIONS/SARS    EMPLOYEES       OR BASE      EXPIRATION   ----------------------------------------------
        NAME           GRANTED (#)      IN 1997      PRICE ($/SH)      DATE      0 PERCENT ($)   5 PERCENT ($)   10 PERCENT ($)
        ----           ------------   ------------   ------------   ----------   -------------   -------------   --------------
Paul A. Frame........     57,400(1)       1.67        $19.00000      06/05/02             --      $  296,673       $  673,247
                           7,800(1)       0.23        $19.06250      06/05/02      $    (488)     $   39,827       $   90,999
                           7,400(1)       0.21        $19.12500      06/05/02      $    (925)     $   37,322       $   85,870
                           4,600(1)       0.13        $19.00000      06/06/02             --      $   23,775       $   53,954
                             800(1)       0.02        $18.75000      06/09/02      $     200      $    4,344       $    9,584
                          16,000(1)       0.46        $18.50000      06/09/02      $   8,000      $   90,881       $  195,687
                           4,000(1)       0.12        $18.43750      06/09/02      $   2,250      $   22,970       $   49,172
                          38,200(1)       1.11        $18.37500      06/10/02      $  23,875      $  222,195       $  472,031
                          16,600(1)       0.48        $18.25000      06/10/02      $  12,450      $   98,631       $  207,198
                          17,600(1)       0.51        $18.37500      06/11/02      $  11,000      $  102,372       $  217,480
                          20,000(1)       0.58        $18.31250      06/11/02      $  13,750      $  117,582       $  248,387
                           4,600(1)       0.13        $18.25000      06/11/02      $   3,450      $   27,331       $   57,416
                           1,000(1)       0.03        $18.25000      06/12/02      $     750      $    5,942       $   12,482
                           8,400(1)       0.24        $18.12500      06/12/02      $   7,350      $   50,960       $  105,897
                          10,000(1)       0.29        $18.00000      06/12/02      $  10,000      $   61,916       $  127,318
                          34,620(1)       1.01        $17.81250      06/13/02      $  41,111      $  220,845       $  447,267
                           1,800(1)       0.05        $17.87500      06/13/02      $   2,025      $   11,370       $   23,142
                          49,180(1)       1.43        $17.81250      06/13/02      $  58,401      $  313,725       $  635,372
                          17,800(1)       0.52        $17.81250      06/16/02      $  21,138      $  113,754       $  229,989
                          20,000(1)       0.58        $17.75000      06/16/02      $  25,000      $  129,063       $  259,664
                          19,600(1)       0.57        $17.68750      06/16/02      $  25,725      $  127,707       $  255,696
                          13,000(1)       0.38        $17.62500      06/16/02      $  17,875      $   85,516       $  170,407
                          60,000(1)       1.74        $17.50000      06/16/02      $  90,000      $  402,190       $  793,993
                         200,000(2)       5.81        $20.50000      11/20/02      $ (75,000)     $1,037,033       $2,382,303
                         300,000(3)       8.71        $20.50000      11/20/02      $(112,500)     $1,555,550       $3,573,454
                           1,760(4)       0.05        $19.50000      12/10/02      $  (1,320)     $    7,797       $   18,827
Horace A. Calvert....    200,000(2)       5.81        $20.50000      11/20/02      $ (75,000)     $1,037,033       $2,382,303
                          71,082(4)       2.06        $19.56250      12/08/02             --      $  384,181       $  848,940
                           9,600(4)       0.28        $19.40625      12/08/02      $   1,500      $   53,386       $  116,154
                           8,200(4)       0.24        $19.50000      12/08/02      $     513      $   44,832       $   98,446
                           2,000(4)       0.06        $19.56250      12/08/02             --      $   10,810       $   23,886
                           1,000(4)       0.03        $19.37500      12/08/02      $     188      $    5,592       $   12,131
                          24,000(4)       0.70        $17.18750      12/08/02      $  57,000      $  186,714       $  343,634
                          39,400(4)       1.14        $17.25000      12/08/02      $  91,113      $  304,060       $  561,671
                           1,000(4)       0.03        $17.53125      12/08/02      $   2,031      $    7,436       $   13,974
                           1,000(4)       0.03        $17.75000      12/08/02      $   1,813      $    7,217       $   13,756
                           3,000(4)       0.09        $17.78125      12/08/02      $   5,344      $   21,558       $   41,173
                             200(4)       0.01        $17.84375      12/08/02      $     344      $    1,425       $    2,732
                           2,400(4)       0.07        $17.90625      12/08/02      $   3,975      $   16,946       $   32,638
                           3,000(4)       0.09        $17.96875      12/08/02      $   4,781      $   20,996       $   40,611
                             700(4)       0.02        $17.68750      12/08/02      $   1,313      $    5,096       $    9,673
                          10,000(4)       0.29        $17.56250      12/08/02      $  20,000      $   74,048       $  139,431
                           2,300(4)       0.07        $17.75000      12/08/02      $   4,169      $   16,600       $   31,638

                                          INDIVIDUAL GRANTS
                       -------------------------------------------------------
                                        PERCENT                                            POTENTIAL REALIZABLE VALUE
                        NUMBER OF       OF TOTAL                                           AT ASSUMED ANNUAL RATES OF
                        SECURITIES    OPTIONS/SARS                                          STOCK PRICE APPRECIATION
                        UNDERLYING     GRANTED TO      EXERCISE                                FOR OPTION TERM(7)
                       OPTIONS/SARS    EMPLOYEES       OR BASE      EXPIRATION   ----------------------------------------------
        NAME           GRANTED (#)      IN 1997      PRICE ($/SH)      DATE      0 PERCENT ($)   5 PERCENT ($)   10 PERCENT ($)
        ----           ------------   ------------   ------------   ----------   -------------   -------------   --------------
Herbert M.
  Pearlman...........     20,000(5)       0.58        $20.78125      07/17/02      $  (6,250)     $  105,858       $  246,554
                          13,700(5)       0.40        $20.81250      07/17/02      $  (4,709)     $   72,084       $  168,462
                             946(5)       0.03        $20.87500      07/17/02      $    (384)     $    4,918       $   11,573
                           6,154(5)       0.18        $20.87500      07/17/02      $  (2,500)     $   32,149       $   75,306
                           8,700(5)       0.25        $20.25000      07/22/02      $   1,903      $   50,886       $  111,899
                           1,400(5)       0.04        $20.28125      07/23/02      $     263      $    8,145       $   17,963
                          10,000(5)       0.29        $20.31250      07/23/02      $   1,563      $   57,865       $  127,995
                             100(5)       0.00        $20.37500      07/23/02      $       9      $      572       $    1,274
                           9,800(5)       0.28        $20.40625      07/29/02      $     613      $   55,911       $  124,531
                          30,000(5)       0.87        $20.53125      07/30/02      $  (1,875)     $  167,779       $  373,016
                           7,500(5)       0.22        $20.71875      08/22/02      $  (6,094)     $   34,973       $   86,125
                           2,500(5)       0.07        $20.71875      08/25/02      $  (2,031)     $   11,688       $   28,712
                          10,074(5)       0.29        $20.75000      08/25/02      $  (8,500)     $   46,782       $  115,382
                           1,900(5)       0.06        $20.81250      08/25/02      $  (1,722)     $    8,705       $   21,643
                             500(5)       0.01        $20.75000      08/26/02      $    (422)     $    2,322       $    5,727
                          12,700(5)       0.37        $20.31250      08/28/02      $  (5,159)     $   64,687       $  149,183
                           2,000(5)       0.06        $20.25000      08/29/02      $    (688)     $   10,312       $   23,618
                             500(5)       0.01        $20.37500      09/02/02      $     (16)     $    2,795       $    6,194
                           9,500(5)       0.28        $20.34375      09/02/02             --      $   53,396       $  117,991
                          10,000(5)       0.29        $20.34375      09/03/02             --      $   56,206       $  124,201
                          35,900(5)       1.04        $20.62500      09/04/02             --      $  204,569       $  452,044
                         200,000(2)       5.81        $20.50000      11/20/02      $ (75,000)     $1,037,033       $2,382,303
David S. Lawi........     20,000(5)       0.58        $20.78125      07/17/02      $  (6,250)     $  105,858       $  246,554
                          13,700(5)       0.40        $20.81250      07/17/02      $  (4,709)     $   72,084       $  168,462
                             946(5)       0.03        $20.87500      07/17/02      $    (384)     $    4,918       $   11,573
                           6,154(5)       0.18        $20.87500      07/17/02      $  (2,500)     $   31,995       $   75,288
                           8,700(5)       0.25        $20.25000      07/22/02      $   1,903      $   50,886       $  111,899
                           1,400(5)       0.04        $20.28125      07/23/02      $     263      $    8,145       $   17,963
                          10,000(5)       0.29        $20.31250      07/23/02      $   1,563      $   57,865       $  127,995
                             100(5)       0.00        $20.37500      07/23/02      $       9      $      572       $    1,274
                           9,800(5)       0.28        $20.40625      07/29/02      $     613      $   55,911       $  124,531
                          30,000(5)       0.87        $20.53125      07/30/02      $  (1,875)     $  167,779       $  373,016
                           7,500(5)       0.22        $20.71875      08/22/02      $  (6,094)     $   34,973       $   86,125
                           2,500(5)       0.07        $20.71875      08/25/02      $  (2,031)     $   11,688       $   28,712
                          10,074(5)       0.29        $20.75000      08/25/02      $  (8,500)     $   46,782       $  115,382
                           1,900(5)       0.06        $20.81250      08/25/02      $  (1,722)     $    8,705       $   21,643
                             500(5)       0.01        $20.75000      08/26/02      $    (422)     $    2,322       $    5,727
                          12,700(5)       0.37        $20.31250      08/28/02      $  (5,159)     $   64,687       $  149,183
                           2,000(5)       0.06        $20.25000      08/29/02      $    (688)     $   10,312       $   23,618
                             500(5)       0.01        $20.37500      09/02/02      $     (16)     $    2,795       $    6,194
                           9,500(5)       0.28        $20.34375      09/02/02             --      $   53,396       $  117,991
                          10,000(5)       0.29        $20.34375      09/03/02             --      $   56,206       $  124,201
                          35,900(5)       1.04        $20.62500      09/04/02             --      $  204,569       $  452,044
                         100,000(2)       2.90        $20.50000      11/20/02      $ (37,500)     $  518,517       $1,191,151
Debra D. Valice......     64,762(5)       1.88        $20.00000      07/14/02      $  (30357)     $  392,567       $  848,866
                          50,000(6)       1.45        $20.50000      11/20/07      $ (18,750)     $  614,075       $1,584,953

---------------

(1) These common stock purchase warrants were granted under the terms of the Company's 1995 Warrant Reload Plan upon the exercise of the same number of previously granted warrants subject to the Warrant Reload Plan. The common stock purchase warrants were fully exercisable on the date of grant, and will expire on the expiration date indicated, subject to certain events related to termination of employment.

(2) These common stock purchase warrants (the "Executive Warrants") were granted pursuant to the 1998 Executive Compensation Plan (the "Compensation Plan") which was approved by stockholders on

    November 20, 1997. The Executive Warrants vested 20% upon stockholder approval with the remaining 80% vesting on the date three years after stockholder approval of the Compensation Plan, or, if earlier, in incremental installments of 20% of the total number of option shares for each two-point increase in the market price of the Company's stock above the exercise price which is maintained or exceeded for 10 consecutive trading days. The Executive Warrants will expire on the expiration date indicated, subject to certain events related to termination of employment.

(3) These common stock purchase warrants were granted pursuant to the Compensation Plan and vested immediately upon stockholder approval of the Plan. These warrants will expire on the expiration date indicated, subject to certain events related to termination of employment.

(4) These options were granted under the terms of the Company's 1995 Warrant Reload Plan upon the exercise of the same number of previously granted warrants subject to the Warrant Reload Plan. On November 20, 1997, the stockholders of the Company approved an amendment to the Company's 1993 Incentive Option Plan which increased the number of shares available for granting in order to allow for the granting of options to satisfy the Company's obligations under the Warrant Reload Plan. This will allow the Company to comply with the requirements of Section 162(m) of the Internal Revenue Code and therefore maximize tax deductibility. As a result, these options were granted under the Company's 1993 Incentive Stock Option Plan, as amended, and were fully exercisable on the date of grant. The options will expire on the expiration date indicated, subject to certain events related to termination of employment.

(5) These common stock purchase warrants were granted under the terms of the Company's 1995 Warrant Reload Plan upon the exercise of the same number of previously granted warrants subject to the Warrant Reload Plan. The common stock purchase warrants were fully exercisable on the date of grant, and will expire on the expiration date indicated, subject to certain events related to termination of employment. During 1997, the Company canceled these warrants and reissued the same number of options under the same terms as the original grant.

(6) These options were granted under the Company's 1993 Incentive Stock Option Plan, as amended, with 10% of the options granted becoming exercisable on the date of grant of November 20, 1997, and with an additional 10% of the options becoming exercisable on each successive anniversary date for four years, with full vesting occurring on the fifth anniversary date. The options were granted for a term of 10 years, subject to certain events related to termination of employment.

(7) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. The actual value an executive may realize will depend on the extent to which the stock price exceeds the exercise price of the options or warrants on the date the option or warrant is exercised. Accordingly, the value, if any, realized by an executive will not necessarily equal any of the amounts set forth in the table above. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

     The following table sets forth certain information with respect to the exercise of options during the year ended December 31, 1997, and unexercised options held at December 31, 1997, and the value thereof, by each of the Named Executive Officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                         AND 12/31/97 OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE
                                     SHARES                            OPTIONS/SARS              MONEY OPTIONS/SARS AT
                                    ACQUIRED                          AT 12/31/97 (#)                12/31/97 ($)
                                       ON           VALUE       ---------------------------   ---------------------------
              NAME                EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                ------------   ------------   -----------   -------------   -----------   -------------
Paul A. Frame...................    447,574       $5,209,582     1,142,155       226,667      $1,600,231      $300,000
Horace A. Calvert...............    196,862       $2,597,957       842,155       226,667      $4,413,260      $300,000
Herbert M. Pearlman.............    193,874       $2,700,410       597,249       193,333      $1,276,312      $152,083
David S. Lawi...................    193,874       $2,700,410       459,059        96,667      $  689,342      $ 76,042
Debra D. Valice.................    123,888       $  915,386       153,206        95,000      $  233,558      $ 88,542

EMPLOYMENT ARRANGEMENTS

  Agreements with Messrs. Frame, Calvert, Pearlman and Lawi

     On November 20, 1997, the stockholders approved the 1998 Executive Compensation Plan which relates to compensation after January 1, 1998. The employment arrangements that had been in place since 1991 between the Company and Herbert M. Pearlman, Paul A. Frame, Horace A. Calvert and David S. Lawi (the "Executives"), for service in their respective capacities set forth in the listing of directors and executive officers have been amended in accordance with the 1998 Executive Compensation Plan. As a result of these amendments, Messrs. Pearlman, Frame, Calvert and Lawi now receive an annual base salary of $428,435, $444,878, $444,878, and $214,217, respectively.

     The amended agreements also provide that the Executives shall receive bonus payments based on the annual Pre-Tax Profits (the "PTP") of the Company and its majority-owned subsidiaries ("Subsidiaries"). The PTP must exceed $10 million for fiscal 1998 and each of the four years thereafter, $12 million for fiscal 2003 and each of the four years thereafter, and $14 million for fiscal 2008 and thereafter (the "PTP Threshold"). If the PTP exceeds the PTP Threshold, the Executives will receive the following bonuses based on the annual PTP of the Company and its Subsidiaries:

                                                         PERCENTAGE UP TO   PERCENTAGE ABOVE
                                                           $50 MILLION        $50 MILLION
                                                               PTP                PTP
                                                         ----------------   ----------------
Herbert M. Pearlman*...................................        5.0%                5.3%
Paul A. Frame..........................................        4.0%               4.25%
Horace A. Calvert......................................        4.0%               4.25%
David S. Lawi*.........................................        2.5%               2.65%

---------------

* The annual bonus payments to Messrs. Pearlman and Lawi will be reduced by $300,000 and $150,000, respectively.

     The amended agreements further provide that Messrs. Frame and Calvert shall receive annual bonuses equal to 1% of the annual sales of the Company and its Subsidiaries in excess of $30 million, provided that the PTP exceeds the PTP Threshold.

     Each of the agreements with Messrs. Frame and Calvert provide that if at any time during the term of such agreement, (i) the employment agreements of Messrs. Pearlman or Lawi are terminated by the Company prior to the stated term thereof, or (ii) Messrs. Pearlman and Lawi resign from the Company's Board of Directors prior to the expiration of the term of their employment agreements, or
(iii) the majority of the members of the Company's Board of Directors is no longer nominated and supported by a majority of Messrs. Frame, Calvert, Pearlman and Lawi (each a "Change in Control"), the employee shall have the right to terminate the agreement immediately and receive from the Company all compensation required to be paid during the unexpired term thereof as well as the severance payment described below without any obligation to perform consulting services as described below. The Company believes that the Change in Control provisions in these agreements may tend to discourage attempts to acquire a controlling interest in the Company and may also tend to make the removal of management more difficult.

     Each agreement is for a term of five years, renewable each year for an additional year unless either party to the agreement gives notice to the contrary. Each agreement provides that if it is not renewed, the Company will pay the employee for two additional years' compensation including his then current base salary plus the average of all bonuses paid to the employee for the then prior three years. The severance payments are contingent upon the employee remaining available to perform consulting services for the benefit of the Company. Each agreement also provides for monthly salary continuation payments for one year upon the employee's death, so long as the agreement is in full force and effect at the time of the employee's death. The annual salary continuation amount will equal the employee's base salary at his date of death plus an average of the bonuses paid for the three previous calendar years.

     Each agreement provides for certain noncompetition and nondisclosure covenants of the employee and for certain Company-paid fringe benefits such as an automobile allowance, disability insurance and inclusion in pension, deferred compensation, profit sharing, stock purchase, savings, hospitalization and other benefit plans in effect from time to time.

  Agreement with Ms. Valice

     Effective as of January 1, 1993, the Company entered into an employment agreement with Ms. Valice for service in her capacities set forth in the listing of directors and executive officers. The agreement provides for an annual base salary of $138,583 and an annual bonus of 2% of the Company's pre-tax profits up to $125,000, plus an additional amount as determined by the Board of Directors of the Company.

     The agreement includes the same Charge in Control provision as described above for the Frame and Calvert agreements, and is for a term of five years, renewable each year for an additional year unless either party to the agreement gives notice to the contrary. The agreement provides that if it is not renewed, the Company will pay Ms. Valice for two additional years' compensation including her then current base salary plus the average of all bonuses paid to her for the then prior three years. The severance payments are contingent upon Ms. Valice remaining available to perform consulting services for the benefit of the Company. The agreement also provides for monthly salary continuation payments for one year upon Ms. Valice's death, so long as the agreement is in full force and effect at the time of her death. The annual salary continuation amount will equal Ms. Valice's base salary at her date of death plus an average of the bonuses paid for the three previous calendar years.

     The agreement provides for certain noncompetition and nondisclosure covenants of Ms. Valice and for certain Company-paid fringe benefits such as an automobile allowance, disability insurance and inclusion in pension, deferred compensation, profit sharing, stock purchase, savings, hospitalization and other benefit plans in effect from time to time.

  Bonus Based On Stock Performance

     On July 21, 1992, when the stock price was $2.6875, the Compensation and Stock Option Committee and the entire Board of Directors approved payment of a one-time $2,500,000 special stockholder value bonus to be divided among Messrs. Frame and Calvert, Ms. Valice and two other key employees upon the event of the market price of the Company's stock maintaining or exceeding $10 per share for at least 90 consecutive days (the "Target Date") at any time before July 21, 1997. The Target Date was achieved in June 1994. The bonus vested and was paid equally over the 12 quarters following the Target Date.

  Directors Compensation

     Outside directors receive an annual fee of $30,000 for serving on the board and are reimbursed for out of pocket expenses for meeting attendance. No additional fees are paid for serving on committees, except that committee chairs receive an additional $5,000 annually or, subject to stockholder approval, 10,000 options to purchase the Company's Common Stock. On July 25, 1996, the Company's Board of Directors adopted the Non-Employee Directors' Deferred Compensation Plan which permits each non-employee director to elect to receive annual director fees in the form of stock options and to defer receipt of any directors' fees in a deferred cash account or as deferred shares. As of December 1, 1997, 60,000 shares have been reserved for issuance under this plan and directors (including former directors) have accumulated 1,643 deferred shares in their accounts which began to be distributed in January 1998 in five equal annual installments. Directors who are also employees receive no separate compensation for their services as directors.

     Non-employee directors also participate in the Non-Employee Directors' Stock Option Plan (the "Plan"), which was approved by Company Stockholders at the 1994 annual meeting. Under the terms of the Plan, each non-employee director receives on the date of each annual meeting during the term of the Plan an option to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each non-employee director who is elected or appointed to the Board of Directors for the first time is granted on the date of such election or appointment an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Plan become exercisable one year after the date of grant. All options expire at the earlier of five years after the date of grant, twelve months after the optionee ceases to serve as a director due to death, disability, or retirement at or after age 65, or sixty days after the optionee otherwise ceases to serve as a director of the Company. If a director ceases to serve as such for any reason other than death, disability, or retirement at or after age 65, the option may be exercised only if it was exercisable at the date of such cessation of service. During 1997, William Lerner and John E. Stieglitz were granted 12,000 options each (including 10,000 for chairing a board committee, which grant is subject to stockholder approval of the proposed amendments to the
Plan), at an exercise price of $20.125. In addition, Fred S. Zeidman, who was first appointed to the Board of Directors on September 5, 1997, received 10,000 options at an exercise price of $20.625.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation and Stock Option Committee is composed of William Lerner, John E. Stieglitz and Fred S. Zeidman.

     No member of the Compensation Committee of the Board of Directors of the Company was, during 1997, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure pursuant to applicable rules and regulations of the Securities and Exchange Commission. During 1997, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or
(iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership concerning the Common Stock with the Securities and Exchange Commission and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company's review of the Section 16(a) filings that have been received by the Company, the Company believes that all filings required to be made under Section 16(a) during 1997 were timely made.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

NEW EXECUTIVE COMPENSATION PLAN

     The Compensation Committee of the Company (the "Committee"), which currently consists of three outside directors, met on numerous occasions during 1997, both by itself and with the entire Board of Directors, to review the Company's compensation policies and practices. This intensive review was conducted as a result of the impending applicability of the tax deduction limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code") on the compensation paid by the Company to the Chief Executive Officer and the four other most highly compensated officers of the Company (the "Named Executive Officers"). Section 162(m) imposes limits on the Company's ability to deduct compensation expense for income tax purposes for any compensation paid to each of the Named Executive Officers in excess of $1,000,000 per year. As a result of this intensive review, the Company proposed a restructuring of the Company's executive compensation. The resulting executive compensation plan, which is applicable to Messrs. Frame, Calvert, Pearlman and Lawi, revised the bonus calculations and imposed profitability conditions on the payment of bonuses, increased base salaries, and provided for grants of certain common stock purchase warrants. This new executive compensation plan was approved by Stockholders at the Company's annual meeting in November 1997. The new plan became effective January 1, 1998, and Messrs. Frame, Calvert, Pearlman and Lawi are now being compensated under this new plan.

INCREASE IN SHARES AVAILABLE FOR GRANTS UNDER 1993 STOCK OPTION PLAN

     As a part of the executive compensation review, the Committee also reviewed the effects of Section 162(m) on the stock options and warrants that have been granted to its executives and that may be granted to them in the future. Because the Company's compensation expense deduction for income realized by a Named Executive Officer upon the exercise of a stock option or warrant is subject to the limitations of Section 162(m), the Committee undertook, as part of its executive compensation review and restructuring, the task of seeking to maximize the deductibility of compensation resulting from future exercises of options and warrants. As a result of this review, the Company proposed an increase in the number of shares that could be issued upon exercise of options under the Company's 1993 Stock Option Plan so that previously granted warrants that did not meet the deductibility requirements of Section 162(m) could be canceled and replaced with options granted under the 1993 Stock Option Plan that did meet these deductibility requirements. A portion of this increase was also reserved for the granting of options under the 1993 Option Plan in the future to reload, pursuant to the Company's Warrant Reload Plan, certain warrants currently held by Messrs. Frame, Calvert, Pearlman and Lawi. This increase in the number of shares available under the Company's 1993 Stock Option Plan was also approved by Stockholders at the Company's annual meeting in November 1997.

PERFORMANCE-BASED CASH COMPENSATION

     Prior to January 1, 1998, Mr. Frame received a base salary of $144,878, plus a 1% commission on the first $12,000,000 in revenues for the year and a
 1/2% commission on revenues in excess thereof, plus an additional 1/2% commission on revenues over $12,000,000 if at least 40% of the Company's revenues were resale revenues. In addition, Mr. Frame received a bonus of 4% of the Company's pre-tax profits. Similarly, the other Named Executive Officers each received a relatively low base salary plus commissions based on revenues and/or bonuses based on pre-tax profits. Ms. Valice's contractual pre-tax profits bonus is limited to $125,000, but she may also receive an additional bonus at the discretion of the Board of Directors.

     In addition to his contractual compensation, the Committee recommended, and the Board of Directors approved, a special bonus for Mr. Frame to reward him for his successful efforts in the spin-off of the Company's former wholly-owned subsidiary, Eagle Geophysical, Inc. The Committee felt that Mr. Frame was instrumental in this transaction, which raised cash proceeds for the Company of approximately $29.7 million from the sale of Eagle stock and resulted in a gain to the Company on disposition of this stock of approximately $23.4 million. In addition, the Company retains 1,520,000 shares of Eagle stock (17.7% of Eagle's outstanding shares) with a value as of June 15, 1998 of approximately $18.2 million. The amount of this special bonus is 4% of the gain on disposition of the Eagle stock less certain charges, which resulted in a bonus of $826,690 in 1997. Under the terms of the special bonus as recommended by the Committee and approved by the Board of Directors, Mr. Frame will receive additional amounts calculated on the same basis when the remaining shares of Eagle are sold by the Company. During 1997, Ms. Valice received a discretionary bonus of $627,713, of which $502,713 was attributable to pre-tax profits generated from the spin-off of Eagle.

     Under the new compensation plan approved by the Company's Stockholders, Mr. Frame receives an increased base salary of $444,878. Similarly, Messrs. Calvert, Pearlman and Lawi received increases in their base salaries. These executives will also receive a bonus based on the company's pre-tax profits if those pre-tax profits exceed a threshold amount, as described in detail under the heading "Employment Arrangements -- Employment Agreements with Messrs. Frame, Calvert, Pearlman and Lawi" elsewhere in this Proxy Statement. Mr. Frame and Calvert also receive a bonus based on the Company's annual sales above $30 million if the Company's pre-tax profits exceed a threshold amount, as described in detail elsewhere in this Proxy Statement. Ms. Valice's compensation was not changed by the new executive compensation plan.

     For the year ended December 31, 1997 (the final year before the implementation of the new executive compensation plan), Mr. Frame's total cash compensation increased 83.1% as compared to the total cash compensation he received for the year ended December 31, 1996, including the special bonus relating to the Eagle spin-off but excluding a bonus based on the Company's stock performance, deferred compensation, Company matching 401(k) income and other fringe benefits. This increase in CEO compensation reflects the Company's higher pre-tax profits and revenues in 1997 resulting from record performance by both its data licensing and oil and gas exploration operations offset by the impairment of the Company's oil and gas properties due to lower market prices and a loss on extinguishment of a volumetric production payment, plus the gain resulting from the Eagle spin-off. Similarly, the total cash compensation for Chairman Pearlman and Executive Committee Chairman Lawi increased because of increased cash bonuses related to higher pre-tax profits, and the total cash compensation for COO Calvert increased because of increased cash bonuses and commissions related to higher pre-tax profits and revenues. The total cash compensation to Ms. Valice increased due to the Board of Directors granting the discretionary bonus to her based on the Company's performance and the spin-off of Eagle.

BONUSES BASED ON STOCK PERFORMANCE

     On January 27, 1995, the Compensation Committee recommended and the Board of Directors approved a Stockholder Value Incentive Bonus under which a cash bonus aggregating $4,000,000 would have been paid to all salaried employees if the market price of the Company's stock reached $30.00 per share on or before April 30, 1998, and maintained or exceeded that price for at least 90 consecutive days. Since the condition required for the payment of this bonus was not achieved, no bonuses were paid under the plan and the plan is no longer operative.

     In 1992, when the Company's stock price was $2.688 per share, the Board of Directors adopted a similar plan that provided for a one-time bonus of $2,500,000 to be divided among Messrs. Frame and Calvert, Ms. Valice and two other key employees if the Company's stock price reached $10 per share and maintained that price for at least 90 consecutive days. The conditions of this bonus were satisfied in June 1994, and the bonus was paid in 12 equal quarterly payments, the last of which was paid in April 1997. For the year ended December 31, 1997, Messrs. Frame and Calvert each received $79,167 and Ms. Valice received $20,833 under this bonus plan. No further payments are required to be paid under this one-time bonus plan.

STOCK OPTION AND COMMON STOCK PURCHASE WARRANT PLANS

     During 1997, the Company had only one stock option plan, the 1993 Option Plan, under which options were available for granting to officers and employees of the Company. Options granted under the 1993 Option Plan can be either incentive stock options pursuant to Section 422 of the Code or non-qualified stock options. Options granted under the 1993 Option Plan have a maximum term of 10 years, subject to certain events related to termination of employment. Mr. Frame, as well as other executive officers, have been granted stock options under previous non-qualified and incentive stock option plans.

     The Company also has issued common stock purchase warrants to Mr. Frame, as well as to the other Named Executive Officers and most other employees. These warrants are designed to serve as incentives to all employees as to the importance of their productivity related to the Company's financial performance and stockholder value. Certain of these warrants are subject to reloading upon exercise under the Company's Warrant Reload Plan, which provides for the grant of a like number of new warrants at an exercise price equal to the market price of the Common Stock on the date of exercise of the reloaded warrant and expiring on the later of five years from the date of grant or the expiration date of the reloaded warrants. The new warrants granted to reload the exercised warrants are not reloadable under the Warrant Reload Plan.

     Compensation upon the exercise of warrants and reload warrants does not meet the deductibility requirements of Section 162(m). Therefore, the Company proposed, and the Stockholders approved at the annual meeting in November 1997, an increase in the number of shares available for granting options under the 1993 Stock Option Plan to use for granting reload options rather than warrants under the Warrant Reload Plan. These reload options are intended to meet the deductibility requirements of Section 162(m).

     Mr. Frame was granted options to purchase 98,600 shares of Common Stock under the 1993 Option Plan in November 1997 upon cancellation of the same number of Common Stock purchase warrants that were previously granted to him as reload grants under the Company's Warrant Reload Plan. This grant was made possible by the increase in the number of shares available for granting under the 1993 Stock Option Plan approved by Stockholders at the Company's annual meeting in November 1997. Similarly, options to purchase a total of 635,822 shares of Common Stock were granted to the other Named Executive Officers in November 1997 upon cancellation of a like number of previously granted warrants. These grants did not increase the beneficial ownership of stock of the Company of any of the Named Executive Officers, but merely replaced warrants that did not meet the deductibility requirements of Section 162(m) with options that do meet these deductibility requirements. Therefore, these option grants are not reflected in the Stock Option Grants Table appearing elsewhere in this Proxy Statement. Options were also granted to other officers and key employees of the Company under the 1993 Option Plan at various times throughout the year to reward these officers and key employees for their efforts.

     The new executive compensation plan also provided for the grants of warrants to purchase 500,000, 200,000, 200,000 and 100,000 Common Stock to Messrs. Frame, Calvert, Pearlman and Lawi, respectively. These warrant grants were approved by the Stockholders of the Company at the annual meeting on November 20, 1997 at an exercise or base price of $20.50 and expire in November 2002. Further information is reflected in the Stock Option Grants Table appearing elsewhere in this Proxy Statement.

     The Company's stock option plans and common stock purchase warrants are designed to provide incentives based upon the Company's financial performance and stockholder returns over time.

                                            Respectfully submitted,

                                            John E. Stieglitz, Chairman
                                            William Lerner
                                            Fred S. Zeidman

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return for the Company's Common Stock as compared to the Russell 2000 index, which covers a broad cross-section of public companies including many which have relatively small stock market capitalization and the Peer Group index, which represents publicly traded oil-service companies.

                           COMPARATIVE TOTAL RETURNS*

                   SEITEL, INC., RUSSELL 2000, AND PEER GROUP
                (Performance results through December 31, 1997)

               Measurement Period
             (Fiscal Year Covered)                      SEI           Russell 2000      Peer Group**
1992                                                        100.00            100.00            100.00
1993                                                        122.22            118.91            110.55
1994                                                        191.11            116.74            101.66
1995                                                        314.44            149.94            145.06
1996                                                        355.56            174.67            212.98
1997                                                        304.44            213.73            322.69

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in SEI common stock, Russell 2000 Index, Peer Group.

 * Cumulative total return assumes reinvestment of dividends.

** Peer Group: Baker-Hughes Inc.; Daniel Industries, Inc.; Dresser Industries,
   Inc.; Enterra Corp. (until October 1995 when it ceased to be publicly traded); Global Marine Inc.; Halliburton Co., Helmerich & Payne, Inc.; Kaneb Services, Inc.; McDermott International, Inc.; Parker Drilling Co.; Reading & Bates Corp.; Rowan Companies, Inc.; Smith International, Inc.; Schlumberger Ltd.; Tidewater Inc.; Varco International, Inc.; Western Atlas Inc. (which began to be publicly traded in March 1994); and Western Co. of North America (until April 1995 when it ceased to be publicly traded).

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     On July 21, 1992, the Company granted ten year loans at an interest rate of 4% to most of its employees for purchases of the Company's Common Stock at the then market price of $2.6875 per share. The Company recorded compensation expense due to the below market interest rate on these loans of $43,000 in 1997. Payments of 5% of the original principal balance plus accrued interest are due annually on August 1, with a balloon payment of the remaining principal and accrued interest due August 1, 2002. The stock certificates are held by the Company as collateral until payment is received. Loans in excess of $60,000 were made to Messrs. Frame and Calvert and Ms. Valice, amounting to $537,500, $537,500 and $134,375, respectively. The largest aggregate amounts of principal and interest outstanding on such loans during 1997 were approximately $441,000, $441,000 and $110,000, respectively. As of June 15, 1998, the aggregate amounts of principal and interest outstanding on such loans were approximately $416,000, $416,000 and $104,000, respectively.

     On August 11, 1997, the Company's wholly-owned seismic data acquisition crew subsidiary, Eagle Geophysical, Inc., completed an initial public offering ("Offering") in which the Company sold 1,880,000 of its 3,400,000 shares of Eagle common stock as a selling stockholder. As of June 15, 1998, the Company has a 17.7% ownership interest in Eagle. The Company owed Eagle and its subsidiaries $12,500,000 at December 31, 1997, for seismic data acquisition services provided to the Company and its subsidiaries subsequent to the Offering date. The Company incurred charges of $22,200,000 for these services from the period August 11, 1997 through December 31, 1997. Costs incurred for these services were based on agreed upon contractual amounts and terms similar to contracts with third party contractors.

     Paul Frame, the Chief Executive Officer, President and Director of the Company, is also a Director of Eagle and Chairman of the Executive Committee of Eagle's Board of Directors. In addition to his duties as a director of Eagle, Mr. Frame has responsibility for strategic planning, marketing, and domestic and international growth of Eagle's business pursuant to a bonus agreement with Eagle. The Board of Directors of the Company has agreed to allow Mr. Frame to devote up to 20% of his time to Eagle until December 31, 1999. Pursuant to the bonus agreement, Eagle will pay Mr. Frame bonuses each year during the term of the bonus agreement equal to 1% of the increases in Eagle's gross revenues for such year over Eagle's gross revenues for the prior year (excluding revenues attributable to mergers and acquisitions in the year of such merger or acquisition unless it is the final year of the term of the bonus agreement) and 4% of Eagle's net after tax profits in excess of its 1996 pro forma combined net after-tax profits of $800,000. The bonus agreement with Mr. Frame expires December 31, 1999. Mr. Frame also receives annual director fees and meeting fees as an outside director of Eagle.

     The Company's wholly-owned subsidiary DDD Energy, Inc. ("DDD Energy"), which acquires and develops non-operating interests in mineral properties, acts as managing partner of a general partnership (the "1997 Partnership"). The 1997 Partnership was formed to permit officers, directors and employees of the Company and its subsidiaries, and members of their immediate families, who are accredited investors to invest in mineral interests as general partners ("Contributing General Partners") in the 1997 Partnership. The 1997 Partnership is a blind pool which invested partnership funds throughout the year in mineral interests. Pursuant to the partnership agreement governing the 1997 Partnership, DDD Energy agreed to use its reasonable efforts to allow the 1997 Partnership to invest, along with DDD Energy, in all non-operating mineral interests in which DDD Energy invested during 1997, and the 1997 Partnership was obligated to invest in all interests in which DDD Energy invested (to the extent allowed by the sellers of such interests) until funds of the 1997 Partnership allocated to acquisitions were exhausted. Pursuant to the partnership agreement, the amount of the investment of the 1997 Partnership equals two and one half percent of the total investment in each such mineral interest made by the 1997 Partnership and DDD Energy. DDD Energy determines the amount that it desires to invest in a particular mineral interest, and then adds the amount to be invested by the 1997 Partnership to determine the total level of investment by DDD Energy and the 1997 Partnership. Therefore, DDD Energy does not forego any opportunity to invest in transactions by allowing the 1997 Partnership to invest with DDD Energy. All sums required for the 1997 Partnership to acquire such interests and pay costs related to such interests thereafter are provided by the Contributing General Partners, and no funds for the 1997 Partnership's investments are provided by DDD Energy or the Company. During 1997, the Contributing General Partners contributed an aggregate of $575,000 to the 1997 Partnership. Horace A. Calvert, Herbert

M. Pearlman, David S. Lawi, Debra D. Valice, Sheryl Pearlman (wife of Herbert Pearlman), Julia L. Pearlman, Lee R. Pearlman, Lawrence Marolda, Nicole E. Lawi and Neil A. Lawi have 17.4%, 16.5%, 13.9%, 4.4%, 4.4%, 1.7%, 1.7%, 1.7%, 1.7%
and 1.7% general partnership interests, respectively, in the 1997 Partnership.

         PROPOSAL TO APPROVE AMENDMENTS TO THE NON-EMPLOYEE DIRECTORS'
                               STOCK OPTION PLAN

     In 1994, the Board of Directors of the Company adopted and the Stockholders approved the Non-Employee Directors' Stock Option Plan (the "Plan"). The Plan is intended to promote ownership by non-employee Directors of a greater proprietary interest in the Company, thereby aligning such Directors' interests more closely with the interests of stockholders of the Company, and to assist the Company in attracting and retaining highly qualified persons to serve as non-employee Directors. The Plan provides for automatic grants of options to non-employee Directors of the Company upon their election and reelection to the Board of Directors.

     In November 1997, the Board of Directors approved certain amendments to the Plan, subject to stockholder approval. These amendments primarily increase the number of shares available for issuance upon the exercise of options granted under the Plan and provide that a non-employee Director who serves as chairman of a committee of the Board may receive options to purchase 10,000 shares of Common Stock of the Company if he or she elects to forgo the additional directors fees attributable to serving as chairman of such committee. The plan and the proposed amendments are summarized below. This summary is qualified in its entirety by reference to the full text of the amended Plan, attached hereto as Exhibit A.

     The Plan currently provides for the automatic grant to a non-employee Director, at the time he or she is first elected or appointed as a Director of the Company, of an option to purchase 10,000 shares of Common Stock. The Plan also provides for an annual grant to each non-employee Director of an option to purchase 2,000 shares of Common Stock upon any subsequent reelection. Such grants are made automatically on the date Directors are elected or reelected at the Company's annual meeting. Only one option may be granted to a non-employee Director in any calendar year, so that a Director who is initially elected or appointed during a calendar year and receives a 10,000-share option grant at that time does not receive an additional option grant at the annual meeting that year if the annual meeting follows his or her initial election or appointment.

     Pursuant to the proposed amendments to the Plan, a non-employee Director will also be granted an option to purchase an additional 10,000 shares of Common Stock upon his or her election as chairman of a committee of the Board of Directors, but only if the Director elects to forgo any additional directors fees attributable to acting as chairman of such committee.

     A non-employee Director under the Plan is a Director who, on an option grant date, is not and has not been during the preceding three month period an employee of the Company or any parent or subsidiary of the Company. Currently, three Directors, Messrs. Lerner, Stieglitz and Zeidman, qualify as non-employee Directors under the Plan. Mr. Lerner is currently chairman of the Company's Audit Committee, and Mr. Stieglitz is currently chairman of the Company's Compensation and Stock Option Committee.

     Stock options granted under the Plan are non-qualified stock options having an exercise price equal to 100% of the fair market value of the Common Stock at the date of grant. Directors are not required to pay any cash consideration at the time of grant of options. A Director may pay the exercise price of an option in cash or by surrendering previously acquired shares of Common Stock.

     All options become exercisable one year after the date of grant. Options granted under the Plan expire at the earlier of five years after the date of grant, twelve months after the optionee ceases to serve as a Director due to death, disability, or retirement at or after age 65, or sixty days after the optionee ceases to serve as a Director of the Company for any other reason. If a Director ceases to serve as such for any reason other than death, disability, or retirement at or after age 65, the option may be exercised only if it was exercisable at the date of such cessation of service. A Director will not be treated as having ceased to serve as such if he or she continues as an employee of the Company or any subsidiary. Options are not transferable by the optionee otherwise than by will or by the laws of descent and distribution or to a designated beneficiary in the event of death, and are exercisable during the Director's lifetime only by the Director.

     Currently, a total of 150,000 shares of Common Stock are reserved and available for issuance and delivery under the Plan. The proposed amendments to the Plan will increase this to 250,000 shares. Such shares may be authorized and unissued shares or treasury shares. If any option expires or terminates without having been exercised in full, the shares remaining subject to such option will again be available for option grants under the Plan. The number and kind of shares issuable under the Plan will be appropriately adjusted by the Board in the event of a recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, liquidation, dissolution, certain extraordinary dividends, or other similar corporate transaction or event in order to prevent dilution or enlargement of Directors' rights under the Plan. The number of shares reserved under the plan and the number of options granted have been adjusted to the amounts described in this summary for the two-for-one stock split accomplished by the Company in December 1997.

     The Plan is administered by the Board of Directors, provided that any action by the Board shall be taken only if approved by vote of a majority of the Directors who are not then eligible to participate in the Plan. The Plan may be amended, altered, suspended, discontinued, or terminated by the Board without further stockholder approval, unless such approval is required by law or regulation or under the rules of any automated quotation system (such as the NASDAQ National Market System) or stock exchange on which the Common Stock is then quoted or listed. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan or broaden eligibility. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable treatment of optionees on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable.

     The amendments to the Plan will become effective upon their approval by stockholders, provided that options granted under the proposed amendments in November 1997 to Messrs. Lerner and Stieglitz upon their election as chairman of committees of the Board, which options were granted subject to stockholder approval, will be effective as of the date of grant of November 20, 1997. Both Mr. Lerner and Mr. Stieglitz elected to forgo additional directors fees attributable to acting as chairman of committees of the Board and so were granted these options. If the proposed amendments are not approved by stockholders, the Company will pay Messrs. Lerner and Stieglitz these additional directors fees, and the options will be void.

     Unless earlier terminated by the Board, the Plan will terminate when no shares remain available for further option grants and no previously granted options remain outstanding.

     The following table sets forth the number of options that were automatically granted in 1997 to non-employee Directors as a group under the Plan as it is proposed to be amended, including the options granted to Messrs. Lerner and Stieglitz that were granted subject to stockholder approval of the amendments to the Plan:

                               NEW PLAN BENEFITS
                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

         NAME AND POSITION            NUMBER OF OPTIONS
         -----------------            -----------------
Non-employee Directors (3 in number)       34,000

     The closing price of the Company's Common Stock on June 15, 1998 was $14.6875 per share. On November 20, 1997, the date on which options were granted, subject to stockholder approval, to Messrs. Lerner and Stieglitz to purchase 10,000 shares of Common Stock each, the reported closing price of the Company's Common Stock by the New York Stock Exchange was $20.125 per share, which is the exercise price of these options.

     Federal Income Tax Consequences. The following is a brief description of the federal income tax consequences generally arising with respect to options that may be granted under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to optionees. The grant of an option will create no tax consequences for the optionee or the Company, provided that in the case of an option granted to a non-employee director who is elected to serve as chairman of a committee, the optionee irrevocably elects to receive the option prior to rendering the corresponding services as chairman. Upon exercise of an option, the optionee must generally recognize ordinary income equal to the fair market value of the Common Stock acquired on the date of exercise minus the exercise price, and the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the optionee. A disposition of shares acquired upon the exercise of an option generally will result in short-term, mid-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis (i.e., the exercise price plus the amount recognized as ordinary income) in such shares. Generally, there will be no tax consequences to the Company in connection with a disposition of option shares.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1998, which appointment will be submitted for ratification at the meeting. Arthur Andersen LLP has served as independent auditors to the Company since 1985. The Company has been advised that representatives of Arthur Andersen LLP will attend the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                           PROPOSALS BY STOCKHOLDERS

     Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders to be held in 1999 must be received by the Company at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, Attention Debra D. Valice, no later than February 26, 1999.

                                 MISCELLANEOUS

     The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment in those matters.

     The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

June 26, 1998
Houston, Texas

                                   EXHIBIT A

                                  SEITEL, INC.
               AMENDED NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     [DELETIONS ARE SHOWN IN STRIKE-THROUGH TEXT AND ADDITIONS ARE SHOWN IN
                                   UNDERLINED
  TEXT AS COMPARED TO THE TEXT OF THE PLAN AS APPROVED BY STOCKHOLDERS IN JUNE
                                     1994]

[NOTE: SHARE AND OPTION NUMBERS AS AMENDED REFLECT THE TWO-FOR-ONE STOCK SPLIT OF THE COMPANY'S COMMON STOCK IN DECEMBER 1997.]

     1. Purpose. The purpose of this Non-Employee Directors' Stock Option Plan (the "Plan") of Seitel, Inc. (the "Company") is to promote ownership by non-employee Directors of a greater proprietary interest in the Company, thereby aligning such Directors' interests more closely with the interests of stockholders of the Company, and to assist the Company in attracting and retaining qualified persons to serve as non-employee Directors.

     2. Definitions. In addition to terms defined elsewhere in the Plan, the following are defined terms under the Plan:

          (a) "Code" means the Internal Revenue Code of 1986, as amended. References to any provision of the Code include regulations thereunder and successor provisions and regulations.

          (b) "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include rules thereunder and successor provisions and rules.

          (c) "Fair Market Value" of Stock means the closing price of the Stock on the date on which such value is to be determined, as reported for such day by the New York Stock Exchange.

          (d) "Option" means the right, granted to a Participant under Section 6, to purchase Stock at the specified exercise price for a specified period of time under the Plan.

          (e) "Participant" means a Director who is eligible to receive and is granted Options under the Plan.

          (f) "Stock" means the Common Stock, $.01 par value, of the Company and such other securities as may be substituted for Stock or such other securities pursuant to Section 7.

     3. Shares Available Under the Plan. The total number of shares of Stock reserved and available for delivery under the Plan is 75,000 250,000, subject to adjustment as provided in Section 7 below. Such shares may be authorized but unissued shares or treasury shares. If any Option expires or terminates for any reason without having been exercised in full, the shares remaining subject to such Option will again be available for delivery under the Plan.

     4. Administration of the Plan. The Plan will be administered by the Board of Directors of the Company, provided that any action by the Board of Directors relating to the Plan will be taken only if, in addition to any other required vote, approved by the affirmative vote of the majority of the Directors who are not then eligible to participate under the Plan.

     5. Eligibility. Each Director of the Company who, on any date on which an Option is to be granted hereunder, is not, and has not been during the preceding three months, an employee of the Company or any parent or subsidiary of the Company will be eligible to receive a grant of an Option at such date. No person other than those specified in this Section 5 will participate in the Plan.

     6. Stock Options. An option to purchase 5,000 10,000 shares of Stock will be granted under the Plan to each person who is an existing non-employee Director of the Company on the effective date of the Plan. Additionally, an option to purchase 5,000 10,000 shares of Stock will be granted under the Plan to each person who, after the effective date of the Plan, is first elected or appointed to serve as a Director of the Company, such grant to be effective at the date of such first election or appointment, if such Director is then eligible to receive an Option grant. Also, an Option to purchase 1,000 2,000 shares of Stock will be granted each year to each Director of the Company who is then eligible to receive an Option grant at the close of business on the day of the Company's annual meeting of stockholders at which Directors (or a class of Directors if the Company then has a classified Board of Directors) are elected or reelected by the Company's stockholders. The foregoing notwithstanding, no Director may be granted an Option more than once during any one calendar year under the Plan foregoing sentences. In addition, any non-employee director who is elected as a chairman of a committee of the Board of Directors shall be granted an option to purchase 10,000 shares of Stock if such Director elects to forego any additional directors fees that are attributable to serving as chairman of such committee. Options granted under the Plan will be non-qualified stock options which will be subject to the following terms and conditions:

          (a) Exercise Price. The exercise price per share of Stock purchasable under an Option will be equal to 100% of the Fair Market Value of Stock on the date of grant of the Option.

          (b) Option Term. Each Option will expire at the earlier of (i) five years after the date of grant, (ii) twelve months after the Participant ceases to serve as a Director of the Company due to death, disability, or retirement at or after age 65, or (iii) sixty days after the Participant ceases to serve as a Director of the Company for any reason other than death, disability, or retirement at or after age 65.

          (c) Exercisability. Each Option will become fully exercisable beginning one year after the date of grant, and will thereafter remain exercisable until the Option expires; provided, however, that an Option previously granted to a Participant will be exercisable after the Participant ceases to serve as a Director of the Company for any reason other than death, disability, or retirement at or after age 65 only if the Option was exercisable at the date of such cessation of service.

          (d) Method of Exercise. Each Option may be exercised, in whole or in part, at such time as it is exercisable and prior to its expiration by giving written notice of exercise to the Company specifying the Option to be exercised and the number of shares to be purchased, and accompanied by payment in full of the exercise price in cash (including by check) or by surrender of shares of Stock of the Company acquired by the Participant at least six months prior to the exercise date and having a Fair Market Value at the time of exercise equal to the exercise price, or a combination of a cash payment and surrender of such Stock.

     7. Adjustment Provisions. In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, extraordinary dividend having a value in excess of 150% of the quarterly dividends paid during the preceding twelve-month period, liquidation, dissolution, or other similar corporation transaction or event affects Stock such than an adjustment is determined by the Board of Directors to be appropriate in order to prevent dilution or enlargement of Participants' rights under the Plan, then the Board of Directors will, in a manner that is proportionate to the change to the Stock and is otherwise equitable, adjust (i) any or all of the number of kind of shares of Stock reserved for issuance and delivery under the Plan, (ii) the number or kind of shares of Stock to be subject to each automatic grant of Options under Section 6, and (iii) the number and kind of shares of Stock issuable or deliverable upon exercise of outstanding Options, and/or the exercise price per share thereof (provided that no fractional shares will be issued upon exercise of any Option). The foregoing notwithstanding, no adjustment may be made hereunder except as shall be necessary to preserve, without exceeding, the value of outstanding Options and potential grants of Options. If at any date an insufficient number of shares are available for the automatic grant of Options, and/or the exercise price per share thereof (provided that no fractional shares will be issued upon exercise of any Option). The foregoing notwithstanding, no adjustment may be made hereunder except as shall be necessary to preserve, without exceeding, the value of outstanding Options and potential grants of Options. If at any date an insufficient number of shares are available for the automatic grant of Options at the date, Options will be automatically granted under Section 6 proportionately to Participants to the extent shares are available.

     8. Changes to the Plan. The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan or authority to grant Options under the Plan without the consent of stockholders or Participants, except that any such action will be subject to the approval of the Company's stockholders at the next annual meeting of stockholders having a record date after the date such action was taken if such stockholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Stock may then be quoted or listed, or if the Board of Directors determines in its discretion to seek such stockholder approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to any previously granted Option; and provided further, that any Plan provision that specifies the Directors who may receive grants of Options, the amount and price of securities to be granted to such Directors, and the timing of grants to such Directors, or is otherwise a "plan provision" referred to in Rule 16-b-3(c)(2)(ii)(B) under the Exchange Act, shall not be amended more than once every six months, other than to comport with changes in the Code or the rules thereunder.

     9. General Provisions.

          (a) Consideration for Grants; Agreements. Options will be granted under the Plan in consideration of the services of the Participants and, except for the payment of the Option exercise price upon exercise of the options, no other consideration shall be required therefor. Grants of Options will be evidenced by agreements executed by the Company and the Participant containing the terms and conditions set forth in the Plan together with such other terms and conditions not inconsistent with the Plan as the Board of Directors may from time to time approve.

          (b) Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Stock in connection with any Option in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities law, any requirement under any listing agreement between the Company and any automated quotation system or national securities exchange, or any other law, regulation or contractual obligation, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

          (c) Non-transferability. Options and any other right under the Plan that may constitute a "derivative security" as generally defined in Rule 16-a-1(c) under the Exchange Act will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated beneficiary in the event of a Participant's death), and will be exercisable during the lifetime of a Participant only by such Participant or his or her guardian or legal representative.

          (d) Compliance with Rule 16b-3. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 under the Exchange Act in connection with any grant of Options to a Participant. Accordingly, if any provision of this Plan or any agreement hereunder does not comply with the requirements of Rule 16-b-3 as then applicable to any such grant to a Participant, or would cause any Participant no longer to be deemed a "disinterested person" within the meaning of Rule 16b-3, such provision will be construed or deemed amended to the extent necessary to conform to such requirements with respect to such Participant. In addition, the Board of Directors shall have no authority to make any amendment, alteration, suspension, discontinuation, or termination of the Plan or any agreement hereunder, to make any adjustment under Section 7, or take other action if and to the extent such authority would cause a Participant's transactions under the Plan not to be exempt, or would cause Participants no longer to be deemed "disinterested persons," under Rule 16b-3 under the Exchange Act the Board of Directors hereby approves all grants of options under this Plan for purposes of Rule 16b-3.

          (e) Continued Service as an Employee. If a Participant ceases serving as a Director and, immediately thereafter, he or she is employed by the Company or any subsidiary, then solely for purposes of Sections 6(b) and
     (c) of the Plan, such Participant will not be deemed to have ceased service as a Director at that time, and his or her continued employment by the Company or any subsidiary will be deemed to be continued service as a Director; provided, however, that such former Director will not be eligible for additional grants of Options under the Plan.

          (f) No Right to Continue as a Director. Nothing contained in the Plan or any agreement hereunder will confer upon any Participant any rights to continue to serve as a Director of the Company.

          (g) No Stockholder Rights Conferred. Nothing contained in the Plan or any agreement hereunder will confer upon any Participant any rights of a stockholder of the Company unless and until an Option is duly exercised hereunder.

          (h) Governing Law. The Place of administration of the Plan shall be conclusively deemed to be within the State of Texas; and the validity, construction, interpretation and effect of the Plan and all rights of any of the persons having or claiming to have any interest in the Plan shall be governed by the laws of the State of Texas.

     10. Effective Date and Duration of Plan. The Plan will be effective at the time stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the shares of Stock present in person, or represented by proxy, and entitled to vote at a meeting of the Company's stockholders duly held in accordance with the Delaware General Corporation Law or any adjournment thereof, and the amendments set forth herein shall be effective upon approval of such vote of the stockholders, provided that options granted on November 20, 1997 pursuant to the amendments to this Plan shall be effective as of the date of grant. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for issuance or delivery under the Plan and the Company has no further rights or obligations with respect to outstanding Options under the Plan.

     Adopted by the Board of Directors April 14, 1994, and amended as of November 20, 1997.

--------------------------------------------------------------------------------

                                  SEITEL, INC.
                         -----------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD WEDNESDAY
                                 JULY 29, 1998

     The undersigned hereby appoints HERBERT M. PEARLMAN and PAUL A. FRAME, and each of them, with full power of substitution, proxies to vote all stock of Seitel, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held on Wednesday, July 29, 1998 at 9:00 a.m. at the Company's Headquarters, 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, and any adjournment of the meeting, on the items of business set forth on the reverse side and on such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THE UNDERSIGNED FAILS TO SPECIFY HOW THE PROXY IS TO BE VOTED, IT WILL BE VOTED FOR THE ELECTION OF THESE DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

                                                                  -------------
                                                                   SEE REVERSE
                                                                       SIDE
                        (TO BE SIGNED ON REVERSE SIDE)            -------------

--------------------------------------------------------------------------------

                             PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
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 A [X] Please mark your                                                                             |
       votes as in this                                                                             |
       example.                                                                                     |_____


                              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTERS:

                    FOR        WITHHOLD                                                                    FOR   AGAINST   ABSTAIN
   1. To elect nine [ ]           [ ]   Nominees: Herbert M. Pearlman   2. To approve proposed amendments  [ ]     [ ]       [ ]
      directors to                                Paul A. Frame            to the Company's Non-Employee
      serve until the                             Horace A. Calvert        Directors' Stock Option Plan.
      1999 Annual Meeting.                        David S. Lawi
                                                  Debra D. Valice       3. To approve the appointment of   [ ]     [ ]       [ ]
   To withhold authority to vote for any          Walter M. Craig, Jr.     Arthur Andersen LLP as the
   nominee(s), print name(s) below:               William Lerner           independent certified public
                                                  John E. Stieglitz        accountants for the Company for
   -------------------------------------          Fred S. Zeidman          the year ending December 31,
                                                                           1998; and

                                                                        4. To transact such other business as may properly come
                                                                           before the meeting or any adjournment of the meeting.

                                                                           Only stockholders of record at the close of business on
                                                                        June 1, 1998, will be entitled to notice of and to vote
                                                                        at the meeting.

                                                                           Please sign, date and mail the enclosed proxy in the
                                                                        enclosed envelope, which requires no postage if mailed in
                                                                        the United States, so that your shares will be represented at the meeting.



   SIGNATURE(S) ____________________________________________________________________________________  DATE ________________________
   Note: (Please sign your name exactly as it appears on the proxy. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the proxy.)


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